Exhibit 99.1

Agenus Reports First Quarter 2019 Financial Results and Provides Corporate Update

- Gilead partnership yields $150M & first milestone of $7.5M

- Exceeding enrollment targets in BLA path CTLA-4 & PD-1 trials

- Second generation CTLA-4 in the clinic; combos and data planned in 2019

- GSK's Shingrix sales continue to grow; projected to be ~$1.3Bn in 2019

LEXINGTON, Mass., May 9, 2019 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies, cancer vaccines and adoptive cell therapies1, provided corporate updates and reported financial results for the first quarter of 2019.

"2019 is off to a strong start. We have made significant progress towards our efforts to bring transformative treatments to cancer patients." said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. "In the first quarter of this year, we have strengthened our balance sheet, accelerated enrollment in our BLA path trials, and started a new clinical trial with our second generation CTLA4."

  Achievements
    Strengthened balance sheet
      Closed on our collaboration with Gilead, which included $120M upfront, $30M equity investment and up to $1.7B in potential additional fees and milestone payments plus royalties
      Received $7.5 million from Gilead as milestone payment for IND acceptance of AGEN1423 (now GS-1423), by the FDA
    Enrollment in lead trials progressing; On track for BLA in 2020
      Ongoing trials in cervical cancer are designed to support BLA via accelerated pathway
      We plan to expand PD-1 development in additional indications through novel funding mechanisms
    Enrollment proceeding in next-gen CTLA-4 trial
      Started first-in-human trial with our next-gen CTLA4.
      Enrollment advancing, and combinations and data expected this year
    Advanced new discoveries, towards the clinic
      First-in-class bispecific licensed to Gilead, GS-1423 IND accepted by the FDA
      On track to file an IND for a CD137 agonist and an off-the shelf phosphorylated neoantigen vaccine
    QS-21 Updates
      Sales of Shingrix, containing our QS-21 Stimulon®, continue to increase; GSK projects 2019 sales will exceed $1.3Bn and pledged $100M investment to expand production of its adjuvant system
      A large-scale trial with QS-21 containing Mosquirix® vaccine against malaria, began in Africa
  AgenTus Cell Therapy Business:
    2019 INDs are on track
    Partnership and private financing discussions are underway

First Quarter 2019 Financial Results

We ended the first quarter of 2019 with a cash balance of $158 million as compared to $53 million at December 31, 2018.

For the first quarter ended March 31, 2019, we reported net income of $17 million or $0.14 per share compared to a net loss for same period in 2018 of $54 million, or $0.53 per share. In the first quarter we recognized revenue of $80 million which includes revenue from our transaction with Gilead and non-cash royalties earned.

Conference Call, Webcast and Prepared Statement Information

Date: Thursday, May 9, 2019
Time: 8:30 a.m. ET
Domestic Dial-in Number: (866) 682-6100
International Dial-in Number: (862) 298-0702
Conference ID: Agenus

Live Webcast: accessible from the Company's website at http://investor.agenusbio.com/presentation-webcasts or with this link https://www.webcaster4.com/Webcast/Page/1556/30499

A replay will be available on the Company's website approximately two hours after the call and will remain available for 90 days.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, proprietary cancer vaccine platforms, and adoptive cell therapies (through its AgenTus Therapeutics subsidiary). The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

About AgenTus Therapeutics, Inc.

AgenTus Therapeutics, a subsidiary of Agenus, is a preclinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of breakthrough "living drugs" to advance potential cures for cancer patients. AgenTus employs naturally-derived and engineered receptors, specifically T cell receptors (TCRs) and Chimeric Antigen Receptors (CARs), designed to supercharge human immune effector cells to seek and destroy cancer. AgenTus also aims to advance adoptive cell therapy formats which would enable off-the-shelf living drugs. AgenTus has locations in Lexington, MA and Cambridge, UK. For more information, please visit www.agentustherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus and AgenTus' clinical development and regulatory plans and timelines, expected timing for releasing clinical data, projected sales for GSK's Shingrix vaccine, Agenus' plan to expand PD-1 development in additional indications through novel funding mechanisms, anticipated IND filings, and partnership and financing plans for AgenTus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as the Risk Factors included in the Private Placement Offering Memorandum for BEST. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:
Agenus Inc.
Jennifer Buell, PhD
781-674-4420
Jennifer.Buell@agenusbio.com

1 Through AgenTus Therapeutics, a subsidiary of Agenus

Select Financial Information
(in thousands, except per share data)
(unaudited)

	March 31, 2019	December 31, 2018

Cash and cash equivalents	$158,306	$53,054

	Three months ended March 31,
	2019	2018

Revenues, research and development and other	$71,286	$1,636
Revenues, non-cash royalty	8,605	-
Research and development expenses	40,130	29,441
General, administrative, and other expenses, net	10,150	8,004
Non-cash interest expense	9,428	2,669
Non-cash contingent consideration fair value adjustment	2,748	5,016
Loss on early extinguishment of debt	-	10,767
Net income (loss)	$17,435	$(54,261)
Net income (loss) per share attributable to Agenus Inc. common stockholders:
Basic	$0.14	$(0.53)
Diluted	$0.12	$(0.53)